Exhibit R(3)

CODE OF ETHICS OF
NORTHERN TRUST SECURITIES, INC.

This Code of Ethics ("the Code") has been adopted by Northern Trust Securities, Inc. ("Northern") in connection with its activities as a placement agent to for one or more registered investment company offerings, pursuant to Rule 17j-1(c)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940.

The purpose of the Code is to establish general principles governing the conduct of Northern's employees in connection with Northern's services as a placement agent to the NT Alpha Strategies Fund and NT Equity Long/Short Strategies Fund, registered investment companies (“Investment Companies”), and to establish procedures to enhance compliance with those general principles and, in particular, to prevent Access Persons from engaging in any act, practice, or course of business prohibited by SEC Rule 17j-1(b).

For the purposes of the Code, an Access Person means any director, officer, general partner or Advisory Person of Northern.  An "Advisory Person" means any employee of Northern who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Investment Companies (including employees engaged in trade execution activities), or whose functions relate to the making of any recommendations with respect to purchases or sales of securities by the Investment Companies.  An "Investment Person" means any employee of Northern who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Investment Companies and includes an employee who: (1) is engaged in the management of securities held by the Investment Companies as a portfolio manager, co-manager or member of the portfolio management team, whether or not that person is primarily engaged in the management of other accounts (hereinafter a "Portfolio Manager"); or (2) is engaged in investment research or fixed income research activities related to securities held or to be acquired by the Investment Companies.

Notwithstanding the foregoing, a director, officer, general partner or Advisory Person of a Northern affiliate that is primarily engaged in a business or businesses other than advising Investment Companies or other advisory clients shall be deemed an Access Person under this Code only if such person, with respect to the Investment Companies, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or, in connection with his or her duties obtains any information concerning recommendations being made by the investment adviser to the Investment Companies.

Rule 17j-1(b) renders it unlawful for any affiliated person of an investment adviser of a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired1 by such registered investment company:

1.	To employ any device, scheme or artifice to defraud such registered investment company;

2.
To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

4.	To engage in any manipulative practice with respect to such registered investment company.

For purposes of this Code, securities are limited to securities of the Investment Company or securities of the underlying sub-funds in which the Company invests (“Covered Securities”).

Part I
General Provisions

A.           The Code governs the conduct of each Access Person of Northern.

B.           All Access Persons shall act at all times to give priority to the interests of the Investment Company and to the interests of the shareholders of the Investment Company.  All Access Persons shall conduct all personal securities transactions consistent with the Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person's position of trust and responsibility with respect to the Investment Company.  A fundamental principle underlying the Code is that no Access Person should take any inappropriate advantage of his or her position.  In addition, Access Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with an employee's job responsibilities.  Compliance with the Code is a condition of employment of each Access Person.  Violation of any of the foregoing principles or of any other specific provision of the Code is grounds for disciplinary action, including termination of employment.

C.           No Access Person shall engage in any of the conduct prohibited by Rule 17j-1(b), quoted above, in connection with the Investment Company.

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1  For these purposes, a security held or to be acquired by a registered investment company is a security which, within the most recent 15 days, is or has been held by the investment company or is being or has been considered by it, or by Northern as adviser, for purchase by the investment company.

D.           Access Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from Clients or Vendors to Staff Members contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

E.           An Access Person should not serve as a member of a board of directors of a publicly held company.  Exceptions to this policy require the written approval of the Access Person's Business Unit Head or President.

F.           Each Access Person shall certify annually on the prescribed form that he or she has read and understood the Code, recognizes that he or she is subject thereto, has complied with the Code, including the securities trading provisions in Part II thereof, and will continue to comply with the Code so long as he or she remains an Access Person.

G.           The Compliance Officer shall review all reports of securities holdings and Covered Securities transactions submitted pursuant to the Code or to Rule 17j-1 in order to seek to identify any possible violation of the Code.  The Compliance Officer shall report any apparent violation of the Code to the Ethics Committee for appropriate action.

H.           Northern shall preserve in an easily accessible place:

•	(i) a copy of the current Code in effect and a copy of any predecessor Code for a period of five years after it was last in effect;

•	(ii) a record of any violation of the Code and of any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

•	(iii) a copy of each report made by an Access Person pursuant to Rule 17j-1 for a period of five years from the end of the fiscal year in which the report was made;

•	(iv) a list of all persons who are, or within the prior five years have been, required to make reports pursuant to Rule 17j-1 and a list of all persons responsible for reviewing such reports;

•
(v) a copy of each report furnished to the Board of the Investment Companies pursuant to Rule 17j-1(c)(2)(ii), describing issues arising under this Code and certifying that Northern has adopted procedures reasonably designed to prevent Access Persons from violating this Code; and

•	(vi) a record of any decisions and supporting reasons approving the acquisition of securities by an Investment Person under Part II. E. of this Code.

I.           All questions of interpretation of provisions of the Code shall be submitted in writing to and resolved by the Ethics Committee and Northern legal counsel or his designee2 ("Legal Counsel").   Pending resolution of any issue submitted to the Ethics Committee and Legal Counsel, any uncertainty about the scope of any provision of the Code should be resolved in favor of a broader rather than narrower interpretation.  The Ethics Committee and Legal Counsel also reserve the right in appropriate circumstances to grant waivers from any requirements under this Code.

Part II
Provisions Regarding Personal Securities Transactions

The following provisions pertain to securities transactions in all accounts of an Access Person.  For purposes of these provisions, the accounts of an Access Person include all accounts in the name of the person, all accounts of the person's spouse, all accounts of any minor children or other relatives (by marriage or otherwise) living in the person's home and all such accounts in which any of the foregoing persons has any beneficial ownership interest or over which he or she exercises control or investment influence.  References in this Part II to transactions by a person refer to transactions in any account of the person as defined in this paragraph.  Limitations on the scope of the meaning of "all accounts of an Access Person" in the circumstances of a particular person may be made by the Ethics Committee and Legal Counsel upon the written request of an Access Person.  Any such request shall set forth in reasonable detail the facts and circumstances, and shall include an explanation why the requested limitations will not enable the person to circumvent the objectives of the Code.

A.           All securities accounts of an Access Person shall be maintained at Northern Trust Securities, Inc. ("NTSI"), or at another brokerage firm selected by the Access Person, provided that notice pursuant to the prescribed form has been provided by the Access Person to the Compliance Officer before placing any orders.

B.           Duplicate confirmations for all transactions and duplicate statements for all accounts of an Access Person, whether or not all such accounts are maintained at NTSI, shall be provided by the broker/dealer directly to the Compliance Officer, which shall review all such information to assure that each Access Person has complied with the Code in all respects.

C.           Each Access Person shall inform the Compliance Officer, using the prescribed form, of all Covered Securities (whether or not publicly traded) in which the Access Person has any beneficial ownership not later than ten (10) days after commencing employment as an Access Person.  This information must be current as of a date no more than forty-five (45) days before the individual became an Access Person. Not later than forty-five days after the end of the calendar year, each Access Person shall provide the Compliance Officer with a list of all

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2  Any written communication provided for under the Code may be accomplished by facsimile or electronic transmission securities (whether or not publicly traded) in which the Access Person had any beneficial ownership as of the preceding December 31.  In lieu of a separate listing of holdings, where all securities in question are held in an account with a broker-dealer, another bank or other custodian, the Access Person may provide written certification of the accuracy and completeness of statements provided by the Investment Person's agent(s).  An Access Person may exclude from such lists all securities of the types described in footnote 4.  The concept of beneficial ownership is defined in footnote 5.  All reports filed by Access Persons must list the title of each security, the number of shares held, and the principal amount of the security, and a list of any securities accounts maintained with any broker, dealer or bank

D.           No Advisory Person or Investment Person shall engage in any Covered Securities transaction without prior approval by the Compliance Officer.  Requests for approval shall be submitted on the prescribed form.  The purpose of this "preclearance" requirement is to foster compliance with other provisions of the Code.  Each approval for a proposed Covered Securities transaction shall be valid until 5 p.m. Central Time on the first day the financial markets are open for trading following the day of approval.

E.           In addition, the purchase of a Covered Security by an Investment Person must be approved in writing by the President.  In determining whether an Investment Person's transaction in privately placed securities will be approved, the President shall take into account, among other factors, whether the investment opportunity should be reserved for the Investment Company and whether the investment opportunity is being offered to the Investment Person by virtue of his or her relationship to the Investment Company.  A transaction in a privately placed security by the President must be approved in writing by the President's immediate supervisor.

F.           The fact of an Investment Person's ownership of privately placed securities shall be disclosed to the President at any time when, to the knowledge of the Investment Person, the Investment Company is considering the purchase or sale of other securities issued by the issuer of the privately placed Covered Securities.  This separate disclosure must be made even though the Investment Person has previously disclosed the ownership of the privately placed Covered Securities in compliance with Parts II.C and II.E of the Code.  No Investment Person may participate in any investment decision on behalf of the Investment Company which involves the issuer of securities whose privately placed Covered Securities are held by the Investment Person without first disclosing in writing the fact of his or her ownership of the privately placed Covered Securities to the President and the Compliance Officer.  The President shall determine whether the proposed investment is consistent with the Investment Company's investment objectives and is consistent with the best interests of the Investment Company before the Investment Company may purchase the Covered Security.  The President's determination shall be in writing and forwarded to the Compliance Officer.

G.           Restrictions Applicable to Access Persons, Advisory Persons and Investment Persons

1.
No Access Person shall engage in a Covered Securities transaction at a time when the Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

2.
No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such Covered Security is being considered for purchase or sale by the Investment Company.

H.           If review of an Access Person's personal trading activity reveals any transaction that was not in compliance with the Code or if such review detects any other abuse inconsistent with the General Provisions set forth in Part I, above, appropriate disciplinary action may be taken.  Such action may include, but is not limited to, restricting the Access Person's ability to conduct personal Covered Securities transactions, imposing holding periods on Covered Securities acquired by the Access Person, disgorgement of any profit realized as a result of any transaction that was not in compliance with the Code or termination of employment.  Any profit disgorged pursuant to this paragraph shall be paid to the Northern Trust Company Charitable Trust for such disposition as such Charitable Trust determines in its sole discretion.

I.           Each Access Person shall provide Northern with the following information with respect to transactions in any Covered Security1 in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership2 in the Covered Security or over which such Access Person has direct or indirect influence or control

•	(i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security involved;

•	(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

•	(iii) The price at which the transaction was effected; and

•	(iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

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3  For purposes of this requirement, "security" does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, including commercial paper, and shares of registered open-end investment companies.

4  A person is a "beneficial owner" of a security for purposes of the Code and Rule 17j-1 if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's immediate family sharing the same household; (2) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. An indirect pecuniary interest would include, for example, the right of a Northern employee to acquire Northern stock pursuant to an employee stock option.

Also, if the Access Person establishes any account described in Part II. A. above, the Access Person must provide to the Compliance Officer the following information: (i) the name of the broker or bank; (ii) the date the account was established; and (iii) the date the report is submitted.

Northern shall inform each Access Person who is under a duty to make such reports.  These reports must state the date the report is submitted and must be submitted within 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.  Northern will accept in lieu of such report duplicate trade confirmations and monthly accounts statements, provided they contain the required information and are received within the required time frame.